SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                         ------------------------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



         Date of report (Date of earliest event reported) July 16, 2003


                     SEACOAST BANKING CORPORATION OF FLORIDA
          ----------------------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)


         Florida                         1-13660              59-2260678
------------------                   -------------          --------------
(State or Other Jurisdiction           Commission            (IRS Employer
    of Incorporation)                 File Number           Identification No.)



815 Colorado Avenue, Stuart, FL                          34994
----------------------------------------        --------------------------
(Address of Principal Executive Offices)               (Zip Code)



   Registrant's telephone number, including area code (772) 287-4000
                                                      --------------

                                   8K - 1 of 4

                     SEACOAST BANKING CORPORATION OF FLORIDA


Item 7.           Financial Statements and Exhibits



 Exhibit Number              Description
-----------------  ----------------------------------------------------------
       99.1 Press Release dated July 16, 2003 with respect to Seacoast Banking Corporation of Florida's financial results for the second quarter ended June 30, 2003.

       99.2 Press Release dated July 18, 2003 with respect to a clarification of the Stock Split and a 30% increase in cash dividends.



Item 9.           Regulation FD Disclosure

Seacoast Banking Corporation of Florida (the "Registrant") is furnishing the information required by Item 12 of Form 8-K, "Results of Operations and Financial Condition," under this Item 9.

In a press release on July 16, 2003, the Registrant announced its financial results for the second quarter ended June 30, 2003, that the Board of Directors had voted to approve a stock split and distribute on August 15, 2003 one additional share of Seacoast common stock for every 10 shares held by shareholders of record as of the close of business on August 1,2003 and that it had increased the common stock dividend by 30%. The regular quarterly dividend after the issuance of the stock dividend will increase to $0.13 from the split adjusted $0.10 per share paid in the second quarter. The indicated annual rate will increase to $0.52. The dividend is payable on September 30, 2003 to shareholders of record on September 16, 2003. Copies of the press releases are attached hereto as Exhibit 99.1, and 99.2 and are incorporated herein by reference.

On July 17, 2003, the Registrant held an investor conference call to discuss financial results for the second quarter ended June 30, 2003. All information contained herein is presented as of July 17, 2003, and the Registrant does not assume any obligation to correct or update said information in the future.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


SEACOAST BANKING CORPORATION OF FLORIDA
---------------------------------------
(Registrant)


Dated:   July 17, 2003               By:  /s/ William R. Hahl
       -------------------               -----------------------
                                         Name: William R. Hahl
                                         Title:  Executive Vice President & CFO

                                                                    EXHIBIT 99.1
 NEWS RELEASE
----------------------------                         Dennis S. Hudson, III
                                     President and Chief Executive Officer
                                   Seacoast Banking Corporation of Florida
                                                            (772) 288-6086

                                 William R. Hahl
                            Executive Vice President/
                                                   Chief Financial Officer
                                                            (772) 221-2825



                   SEACOAST REPORTS SECOND QUARTER NET INCOME,
                           A 1-FOR-10 STOCK SPLIT, AND
                        A 30% INCREASE IN CASH DIVIDENDS


STUART, FL., July 16, 2003 - Seacoast Banking Corporation of Florida (NASDAQ-NMS: SBCF), a bank holding company whose principal subsidiary is First National Bank and Trust Company of the Treasure Coast, today announced 2003 second quarter net income of $3.550 million or $0.23 diluted earnings per share ("DEPS") compared to $3.223 or $0.21 DEPS for the first quarter of 2003 and $4.049 million or $0.26 DEPS in the year-ago quarter. The diluted earnings per share amounts reflect the impact of a 1-for-10 stock split approved by the Board of Directors which will be distributed on August 15, 2003 to shareholders of record as of the close of business on August 1, 2003.

Earnings per share pre-stock split were $0.25 DEPS for the second quarter of 2003, $0.23 DEPS for the first quarter of 2003 and $0.28 DEPS in the year ago quarter. The results for first quarter 2003 and the second quarter a year ago include profits and (losses) realized from investment securities sold of ($1,157,000) or ($0.05) DEPS and $398,000 or $0.02 DEPS, respectively.

For the first six months, after the effect of the stock split, net income totaled $6.773 million, or $0.43 DEPS, compared to $7.735 million and $0.49 DEPS earned in 2002. Core operating earnings, excluding investment securities gains and losses, for the first half of 2003 totaled $7.528 million or $0.48 DEPS compared to $7.450 million or $0.47 DEPS for the same period in 2002.

Simultaneous with the stock split, the Board of Directors approved a 30 percent increase in the cash dividends paid on the Company's common shares. The regular quarterly dividend after the issuance of the additional shares will increase to $0.13 from the split adjusted $0.10 per share paid in the second quarter. The indicated annual rate will increase to $0.52. The dividend is payable on September 30, 2003 to shareholders of record on September 16, 2003. Fractional shares resulting from the split will be paid in cash. The Company has paid cash dividends continually since its inception and has increased cash dividends annually in all but one of the past twenty years. This year's dividend increase reflects the substantial improvement in the Company's financial performance over the past few years, its outlook for the future, and recent changes in tax law that improve the efficiency with which capital can be distributed to shareholders.

"The flat core earnings growth for the second quarter and the first six months this year is attributable to both our strategic change in loan mix, which began over one year ago, from long-term fixed rate residential lending to shorter term or adjustable rate commercial and consumer lending and our reluctance to increase duration during this period of historic low interest rates. We believe that during this time of unprecedented low rates it is best to stick with successful strategies which assure earnings growth over the long run." said Dennis S. Hudson, III, President and Chief Executive Officer. "Our long-term perspective shows an increase in franchise value from households serviced, expansion of products and services offered, improved profitability, increased capital for geographic expansion and positive asset quality."

Highlights for the quarter include the following:

     Long term fixed rate commercial and residential mortgage loans declined $91 million or 34.6% compared to the prior year, while adjustable rate mortgage loans, which are repriceable within one year, increased $24 million or 20.3%;

     The opening of three branches in Palm Beach County has been very successful with loan growth for the quarter of $16 million and total outstandings of $25 million at June 30, 2003. Deposits grew by over $7 million in the quarter with all but $1 million in transaction and savings accounts and now total over $14 million;

     Total noninterest income (excluding securities gains and losses) grew by
     28.6 percent, an increase of $1,157,000 over the second quarter of 2002;

     Residential loan production improved to $68 million for the quarter and $153 million for the first six months compared to $34 million and $81 million for the same periods in 2002, respectively;

     Mortgage banking revenues increased $603,000 or 97.3 percent in the second quarter and by $1,465,000 or 104.9 percent during the first six months of 2003;

     Year-over-year second quarter total deposits increased $61.3 million or 6.0 percent, $28.6 million or 16.3 percent for noninterest bearing deposits and $38.7 million or 8.4% for low-cost savings and NOW accounts;

     Seacoast Marine originated loans totaling $47 million for the second quarter with total fees of $859,000, compared to $339,000 for the same period in 2002. Year-to-date loans originated totaled $92 million, an increase of $62 million over the first half of 2002; and

     The solid earnings performance over the last year has maintained our strong capital position with an average equity to asset ratio of 7.77 percent and an increase in book value per share from $6.41 to $6.63.

Nonperforming assets increased $1.2 million from a year ago to $3.2 million or 0.50% of loans and other real estate owned outstanding at June 30, 2003, due to a loan totaling approximately $2 million secured with commercial real estate being placed on nonaccrual. Net charge-offs were $435,000 for the second quarter (due to the write-off of one commercial credit), compared to $280,000 for the first quarter 2003 and $8,000 for the second quarter last year. For the first six months, annualized net charge-offs as a percent of average loans totaled
0.21 percent compared to 0.03 percent a year earlier. The allowance for loan losses as a percentage of loans totaled 0.94 percent at June 30, 2003, unchanged from one year earlier. Although there was an increase in charge-offs for the first six months of 2003, management is not aware of any factors which would significantly impact the Company's credit quality. Therefore, no provision for loan losses was necessary for the second quarter and first six months of 2003.

Fully taxable net interest income for the second quarter 2003 was impacted by the persistently low interest rate environment and the Company's continued desire to control its exposure to longer term residential real estate loans and other similar assets. Net interest income declined $441,000 or 3.8% from the first quarter of 2003 and $1.1 million or 8.7 percent compared to the same period in 2002.

The expansion into Palm Beach County in late 2002 is beginning to gain momentum and should have greater impact on loan growth as the year progresses. Average loans declined $18.3 million from the first quarter 2003 or 2.6 percent, compared with a decline of $28.6 million or 4.0 percent during the first quarter of 2003. Commercial loans originated exceeded $82 million for the first six months of 2003.

Besides the negative impact on the margin from the decline in loan portfolio during the past twelve months, continued low interest rates have resulted in higher principal payments from the Company's investment portfolio and reinvestment at lower yields. Corresponding with the Company's objective regarding asset duration, the investment portfolio's average life at June 30, 2003 was 0.84 years and would extend to 3.1 years if interest rates were to increase 100 basis points.

The yield on earning assets for the second quarter totaled 5.03 percent, 36 basis points lower than the first quarter of 2003, while interest bearing liabilities declined by 10 basis points to 1.73 percent.

Consistent with the strategy to remix the Company's loan portfolio, a total of $79 million of residential mortgage loans were closed in the second quarter and approximately $56 million were sold in the secondary market. In addition, the year-over-year results included: a decline in long term lower yield 1-4 family loans outstanding to 33 percent of total loans at June 30, 2003, compared to 40 percent a year earlier; consumer outstandings remained unchanged at 21 percent; and an increase in commercial/commercial real estate loans outstanding to 46 percent of total loans compared to 39 percent in 2002.

Despite a challenging and uncertain economic environment, which negatively impacted revenues from the Company's investment management businesses, noninterest income (excluding securities gains and losses) increased 28.6 percent when compared to the prior year's second quarter.

During the current quarter, fees related to marine loan production increased $520,000 or 153.4 percent compared to the same quarter for 2002, and added $859,000 to second quarter 2003 revenues. Brokerage commissions and fees totaled $586,000 for the second quarter, an improvement over the 2003 first quarter results of $420,000, and $570,000 in the prior year's second quarter. Trust revenues declined to $527,000 for the second quarter, compared to the prior year results of $542,000, and stand at $1,051,000 at June 30, 2003, compared to $1,139,000 for the first six months of 2002.

Noninterest expenses totaled $10.8 million, an increase of 8.0 percent from the prior year's second quarter, a result of increased wages, benefits, occupancy and data processing services, primarily due to the addition of branches and personnel in the Palm Beach County market. All other noninterest expenses declined $39,000 or 1.3 percent, consistent with the Company's strong emphasis on cost controls.

Seacoast will host a conference call on July 17 at 9:00 a.m. (Eastern time) to discuss the earnings results and business trends. Investors may call in by dialing 800-693-5693 (passcode: 3729324; leader: Dennis S. Hudson, III). A replay of the call will be available beginning the afternoon of July 17 by dialing 888-211-2648 (domestic), using the passcode 3729324.

Seacoast Banking Corporation of Florida has approximately $1.3 billion in assets. It is one of the largest independent commercial banking organizations in Florida, headquartered on Florida's Treasure Coast, one of the wealthiest and fastest growing areas in the nation.


-------------------------------------------------------------------------------

This press release contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance or achievements of Seacoast Banking Corporation of Florida ("Seacoast" or the "Company") to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements.

You can identify these forward-looking statements through our use of words such as "may", "will", "anticipate", "assume", "should", "indicate", "would", "believe", "contemplate", "expect", "estimate", "continue", "point to", "project", "could", "intend" or other similar words and expressions of the future. These forward-looking statements may not be realized due to a variety of factors, including, without limitation: the effects of future economic conditions; governmental monetary and fiscal policies, as well as legislative and regulatory changes; the risks of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities, and interest sensitive assets and liabilities; interest rate risks and sensitivities; the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in the Company's market area and elsewhere, including institutions operating regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet; the failure of assumptions underlying the establishment of reserves for possible loan losses, and the risks of mergers and acquisitions, including, without limitation, the related costs, including integrating operations as part of these transactions, and the failure to achieve the expected gains, revenue growth and/or expense savings from such transactions.

All written or oral forward looking statements attributable to the Company are expressly qualified in their entirety by this Cautionary Notice including, without limitation, those risks and uncertainties, described in the Company's annual report on Form 10-K for the year ended December 31, 2002 under "Special Cautionary Notice Regarding Forward Looking Statements", and otherwise in the Company's SEC reports and filings. Such reports are available upon request from Seacoast, or from the Securities and Exchange Commission, including the SEC's website at http://www.sec.gov.

FINANCIAL  HIGHLIGHTS                            (Unaudited)
-------------------------------------------------------------------------------
SEACOAST  BANKING  CORPORATION  OF  FLORIDA  AND  SUBSIDIARIES

                              Three Months Ended             Six Months Ended
(Dollars in thousands,              June 30,                     June 30,
 except per share data)          2003       2002          2003           2002
-------------------------------------------------------------------------------
Net income                     $ 3,550  $  4,049       $ 6,773        $ 7,735
Core operating earnings (4)      3,557     3,805         7,528          7,450
Net interest income  (1)        11,198    12,260        22,837         24,076

Performance Ratios
Rturn on average assets(2),(3)    1.09%     1.33%         1.06%          1.26%
Return on average
    shareholders'equity(2),(3)   14.08     16.76         13.58          16.18
Net interest margin(1),(2)        3.63      4.23          3.76           4.15

Per Share Data (A)
Net income diluted             $  0.23   $  0.26       $  0.43         $ 0.49
Net income basic
                                  0.23      0.26          0.44           0.50
Cash dividends declared           0.10      0.09          0.20           0.18
-------------------------------------------------------------------------------
                                                June 30,           Increase/
                                        -----------------------   (Decrease)
                                           2003           2002
-------------------------------------------------------------------------------
Credit Analysis
Net charge-offs year-to-date               $715          $ 132        441.7%
Net charge-offs to average loans           0.21%          0.03%       600.0
Loan loss provision year-to-date             --             --           --
Allowance to loans at end of period        0.94%          0.94%         0.0
Nonperforming assets                     $3,238         $1.993         62.5
Nonperforming assets to loans and other
   real estate owned at end of period      0.50%          0.27%        85.2

Selected Financial Data
Total assets                         $1,320,151     $1,195,937         10.4
Securities - Trading(at fair value)      10,949              0          n/m
Securities - Available for Sale
                (at fair value)         463,848        357,218         29.9
Securities - Held for Sale
                (at amortized cost)     113,720         23,809        377.6
Net loans                               645,380        731,099        (11.7)
Deposits                              1,075,252      1,013,972          6.0
Shareholders' equity                    101,570         98,507          3.1
Book value per share                       6.63           6.41          3.4
Tangible book value per share              6.43           6.16          4.4
Average shareholders' equity
    to average assets                      7.77%          7.80%        (0.4)

-------------------------------------------------------------------------------

(A) Reflects a 1-for-10 stock split effective August 1, 2003.

(1) Calculated on a fully taxable equivalent basis using amortized cost. (2) These ratios are stated on an annualized basis and are not necessarily indicative of future periods.
(3) The calculation of ROA and ROE do not include the mark-to-market unrealized gains (losses) because the unrealized gains (losses) are not included in net income.
(4)  Net income excluding investment security gains and losses.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME    (Unaudited)
-------------------------------------------------------------------------------
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

                                 Three Months Ended          Six Months Ended
                                      June 30,                    June 30,
                                ----------------------    ---------------------
(Dollars in thousands,
except per share data)           2003            2002     2003             2002
------------------------------------------------------   ----------------------

Interest on securities:

     Taxable                      $3,716       $3,816      $7,749        $7,072
     Nontaxable                       40           48          81           100
Interest and fees on loans        11,702       14,132      23,684        28,900
Interest on federal funds sold        20          138          41           423
                               ------------------------------------------------
      Total Interest Income       15,478       18,134      31,555        36,495

Interest on deposits                 864        1,280       1,767         2,626
Interest on time certificates      2,596        3,854       5,297         8,242
Interest on borrowed money           857          792       1,730         1,642
                               ------------------------------------------------
      Total Interest Expense       4,317        5,926       8,794        12,510
                               ------------------------------------------------

      Net Interest Income         11,161       12,208      22,761        23,985
Provision for loan losses              0            0           0             0
                              -------------------------------------------------
      Net Interest Income
        After Provision for
        Loan Losses               11,161       12,208      22,761        23,985

Noninterest income:
     Service charges on deposit
       accounts                    1,202        1,270       2,419         2,487
     Trust income                    527          542       1,051         1,139
     Mortgage banking fees         1,223          620       2,861         1,396
     Brokerage commissions and
        fees                         586          570       1,006         1,113
     Marine finance fees             859          339       1,666           506
     Debit card income               320          252         609           475
     Other deposit based EFT fees    105           90         221           191
     Other income                    368          350         728           709
                                -----------------------------------------------
                                   5,190        4,033      10,561         8,016
Securities gains (losses)            (11)         398      (1,168)          464
                               ------------------------------------------------
      Total Noninterest Income     5,179        4,431       9,393         8,480

Noninterest expenses:
     Salaries and wages            4,273        3,855       8,432         7,615
     Employee benefits             1,212        1,063       2,428         2,111
     Outsourced data processing    1,315        1,185       2,601         2,431
     Occupancy expense               976          831       1,970         1,660
     Furniture and equipment
       expense                       427          499         926         1,034
     Marketing expense               518          514       1,068         1,027
     Legal and professional fees     370          455         778           780
     FDIC assessments                 41           44          82            87
     Amortization of intangibles      63           63         126           126
     Other expense                 1,610        1,493       3,269         2,899
                                -----------------------------------------------
      Total Noninterest Expenses  10,805       10,002      21,680        19,770

      Income Before Income Taxes   5,535        6,637      10,474        12,695
Provision for income taxes         1,985        2,588       3,701         4,960
                                 ----------------------------------------------


      Net Income                  $3,550       $4,049      $6,773        $7,735
                                -----------------------------------------------

Per share common stock (A):


     Net income diluted            $0.23        $0.26       $0.43         $0.49

     Net income basic               0.23         0.26        0.44          0.50
     Cash dividends declared        0.10         0.09        0.20          0.18

Average diluted shares
   outstanding                15,640,582   15,754,263  15,657,015    15,744,891
Average basic shares
   outstanding                15,325,412   15,393,329  15,320,819    15,400,635

           ----------------------------------------------------------
(A) Reflects a 1-for-10 stock split effective August 1, 2003.

CONDENSED CONSOLIDATED BALANCE SHEETS                                (Unaudited)
-------------------------------------------------------------------------------
SEACOAST  BANKING  CORPORATION  OF  FLORIDA  AND  SUBSIDIARIES

                                        June 30,      December 31,      June 30,
(Dollars in thousands)                   2003            2002             2002
-------------------------------------------------------------------------------

Assets
 Cash and due from banks                $37,522         $49,571         $40,634

 Federal funds sold and
  interest bearing deposits                 254             251               -
 Securities:

        Trading (at fair value)          10,949               -               -
        Available for sale
         (at fair value)                463,848         466,278         357,218
        Held for sale
        (at amortized cost)             113,720          32,181          23,809
                                       ----------------------------------------
            Total Securities            588,517         498,459         381,027

   Loans sold and available for sale     13,675          13,814          13,439

   Loans                                651,491         688,161         738,001
   Less: Allowance for loan losses       (6,111)         (6,826)         (6,902)
                                       ----------------------------------------
            Net Loans                   645,380         681,335         731,099

   Bank premises and equipment           16,748          16,045          15,111

   Other real estate owned                   50               8             119
   Other assets                          18,005          21,814          14,508
                                       ----------------------------------------

                                     $1,320,151      $1,281,297      $1,195,937
                                    -------------------------------------------

Liabilities and Shareholders' Equity
Liabilities
 Deposits

   Demand deposits (noninterest
     bearing)                          $204,599       $184,524         $175,959
   Savings deposits                     497,930        472,976          459,251
   Other time deposits                  278,281        279,255          293,072
   Time certificates of $100,000
     or more                             94,442         93,785           85,690
                                    -------------------------------------------
       Total Deposits                 1,075,252      1,030,540        1,013,972

 Federal funds purchased and
   securities sold under agreements
   to repurchase, maturing within
   30 days                               71,919        102,967           38,498
 Other borrowings                        65,000         40,000           40,000
 Other liabilities                        6,410          7,043            4,960
                                    -------------------------------------------
                                      1,218,581      1,180,550        1,097,430
Shareholders' Equity

    Preferred stock                           -              -                -
    Common stock                          1,710          1,555            1,554

    Additional paid in capital           26,839         26,994           26,888

    Retained earnings                    92,489         89,960           85,406

    Treasury stock                      (17,800)       (18,578)         (17,012)
                                    -------------------------------------------
                                        103,238         99,931           96,836
    Other comprehensive income (loss)    (1,668)           816            1,671
                                    -------------------------------------------
       Total Shareholders' Equity       101,570        100,747           98,507
                                    -------------------------------------------
                                     $1,320,151     $1,281,297       $1,195,937
                                    -------------------------------------------

Common Shares Outstanding            15,328,669     15,279,001       15,377,673

            -------------------------------------------------------

Note: The balance sheet at December 31, 2002 has been derived from the audited financial statements at that date.

CONSOLIDATED QUARTERLY FINANCIAL  DATA                         (Unaudited)
-------------------------------------------------------------------------------
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

                                          Quarters
                          -----------------------------------------------------
(Dollars in thousands,                   2003               2002        Last 12
 except per share data)             Second  First     Fourth   Third     Months
-------------------------------------------------------------------------------

Operating Ratios
   Return on average
     assets (2),(3)                 1.09%    1.02%     1.32%    1.17%     1.15%
   Return on average
     shareholders' equity
     (2),(3)                       14.08    13.07     16.24    14.19     14.40
   Net interest margin
     (1),(2)                        3.63     3.89      4.02     4.17      3.97
   Average equity to
     average assets                 7.74     7.81      8.12     8.26      7.98

Credit Analysis
   Net charge-offs                  $435     $280        $7      $69      $791
   Net charge-offs to average
     loans                          0.26%    0.16%     0.00%    0.04%     0.11%
   Loan loss provision              $  -     $  -      $  -     $  -      $  -
   Allowance to loans at end of
     period                         0.94%    0.99%      0.9%    0.95%
   Nonperforming assets           $3,238   $1,901    $2,249   $2,454
   Nonperforming assets to loans
     and other real estate owned
     at end of period               0.50     0.29      0.33     0.34
   Nonaccrual loans and accruing
     loans 90 days or more past
     due to loans outstanding
     at end of period               0.49     0.29      0.33     0.32

Per Share Common Stock (A)
   Net income diluted              $0.23    $0.21     $0.26    $0.22     $0.92

   Net income basic                 0.23     0.21      0.26     0.23      0.94
   Cash dividends declared          0.10     0.10      0.10     0.09      0.39
   Book value per share             6.63     6.56      6.59     6.47
 -----------------------------------------------------------------------------

(A) Reflects a 1-for-10 stock split effective August 1, 2003. (1) Calculated on a fully taxable equivalent basis using amortized cost.
(2) These ratios are stated on an annualized basis and are not necessarily indicative of ratios which may be expected for the entire year.
(3) The calculation of ROA and ROE do not include the mark-to-market unrealized gains (losses), because the unrealized gains (losses) are not included in net income.

CONSOLIDATED QUARTERLY FINANCIAL  DATA
-------------------------------------------------------------------------------
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

-------------------------------------------------------------------------------
                               June 30,         December 31,         June 30,
SECURITIES                       2003               2002               2002
-------------------------------------------------------------------------------
Mortgage-backed               $10,949             $   -             $     -
                             --------------------------------------------------
   Securites Trading           10,949                 -                   -
                             --------------------------------------------------


U.S. Treasury and U.S.
   Government Agencies          6,585             2,508               2,543
Mutual funds                        -               292                 285
Mortgage-backed               451,109           456,655             346,888
Other securities                6,154             6,823               7,502
                             --------------------------------------------------
   Securities Available
     for Sale                 463,848           466,278             357,218
                             --------------------------------------------------


U.S. Treasury and U.S.
   Government Agencies          4,997              $  -                $  -
Mortgage-backed               105,598            28,555              19,945
Obligations of states and
   political subdivisions       3,125             3,626               3,864
                             --------------------------------------------------
   Securities Held for
     Investment               113,720            32,181              23,809
                             --------------------------------------------------
       Total Securities      $588,517          $498,459            $381,027
                            ---------------------------------------------------

 ------------------------------------------------------------------------------
                                    June 30,     December 31,       June 30,
LOANS                                 2003           2002             2002
-------------------------------------------------------------------------------
Real estate construction
                                     $83,871       $77,909          $74,957
Real estate mortgage                 444,492       478,123          527,220
Instalment loans to individuals       79,295        91,307           99,558
Commercial and financial              43,034        40,491           35,918
Other loans                              799           331              348
                                -----------------------------------------------
       Total Loans                  $651,491      $688,161         $738,001
                               ------------------------------------------------

 ------------------------------------------------------------------------------

AVERAGE BALANCES, YIELDS AND RATES  (1)
-------------------------------------------------------------------------------
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

                                    2003                                2002
                        -------------------------------------------------------
                           Second Quarter       First Quarter    Second Quarter
                        -------------------------------------------------------
                         Average  Yield/     Average  Yield/   Average    Yield/
(Dollars in thousands)   Balance   Rate      Balance   Rate    Balance     Rate
-------------------------------------------------------------------------------

Assets
Earning assets:
  Securities:

    Taxable             $555,142  2.68%     $512,781   3.15%  $ 371,208   4.11%
    Nontaxable             2,980  8.05         3,193   7.77       3,654   7.77
                       --------------------------------------------------------
    Total Securities     558,122  2.71       515,974   3.17     374,862   4.15

  Federal funds sold and
    other short-term
    investments            6,769  1.19         6,723   1.27      32,979   1.68

  Loans,  net            671,740  7.00       690,022   7.05     754,021   7.53
                       --------------------------------------------------------

  Total Earning
    Assets             1,236,631  5.03     1,212,719   5.39   1,161,862   6.28

Allowance for loan
    losses                (6,542)             (6,795)            (6,906)
Cash and due from banks   47,638              47,048             39,336
Premises and equipment    16,339              16,122             15,111
Other assets              11,687              12,105             13,265
                     ----------------------------------------------------------


                      $1,305,753          $1,281,199         $1,222,668
                     ----------------------------------------------------------

Liabilities and Shareholders' Equity
Interest-bearing liabilities:

  NOW (including
  Super NOW)             $66,854  0.58%      $67,373   0.66%    $63,146   0.94%
  Savings deposits       150,818  0.55       148,857   0.62     151,219   0.97
  Money market accounts  283,526  0.79       265,843   0.86     256,021   1.20
  Time deposits          375,143  2.78       372,273   2.94     379,228   4.08
  Federal funds
  purchased and
  securities sold under
  agreements to
  repurchase              62,430  0.83        78,495   0.96      54,444   1.13
  Other borrowings        65,000  4.49        56,944   4.90      40,000   6.41
                      ----------------------------------------------------------
     Total Interest-
     Bearing
     Liabilities       1,003,771  1.73       989,785   1.83     944,058   2.52

Demand deposits
 (noninterest-bearing)   196,451             186,613            176,869
Other liabilities          4,406               4,787              4,856
                    -----------------------------------------------------------
     Total Liabilities 1,204,628           1,181,185          1,125,783

Shareholders' equity     101,125             100,014             96,885
                    -----------------------------------------------------------


                      $1,305,753          $1,281,199         $1,222,668
                    -----------------------------------------------------------

Interest expense as
 a % of earning assets            1.40%                1.50%              2.05%
Net interest income as
 a % of earning assets            3.63                 3.89               4.23

-------------------------------------------------------------------------------
(1) On a fully taxable equivalent basis. All yields and rates have been computed on an annualized basis using amortized cost. Fees on loans have been included in interest on loans. Nonaccrual loans are included in loan balances.

-------------------------------------------------------------------------------

                                                           Dennis S. Hudson, III
                                           President and Chief Executive Officer
                                         Seacoast Banking Corporation of Florida
                                                                  (772) 288-6086
                                 William R. Hahl
                            Executive Vice President/
                                                         Chief Financial Officer
                                                                  (772) 221-2825


                SEACOAST CLARIFIES ANNOUNCEMENT OF A STOCK SPLIT
                      AND A 30% INCREASE IN CASH DIVIDENDS


STUART, FL., July 18, 2003 Seacoast Banking Corporation of Florida (NASDAQ-NMS:
SBCF), a bank holding company whose principal subsidiary is First National Bank and Trust Company of the Treasure Coast, announced on July 16, 2003 that its Board of Directors had voted to approve a stock split and distribute on August 15, 2003 one additional share of Seacoast common stock for every 10 shares held by shareholders of record as of the close of business on August 1, 2003. Cash will be paid in lieu of fractional shares that otherwise would be distributed.

At the same time Seacoast announced that it had increased the common stock dividend by 30%. The regular quarterly dividend after the issuance of the stock dividend will increase to $0.13 from the split adjusted $0.10 per share paid in the second quarter. The indicated annual rate will increase to $0.52. The dividend is payable on September 30, 2003 to shareholders of record on September 16, 2003.

Seacoast Banking Corporation of Florida has approximately $1.3 billion in assets. It is one of the largest independent commercial banking organizations in Florida, headquartered on Florida's Treasure Coast, one of the wealthiest and fastest growing areas in the nation.